Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan and the 2009 Stock Incentive Plan of Delcath Systems, Inc. of our reports dated March 5, 2012, with respect to the consolidated financial statements of Delcath Systems, Inc. and the effectiveness of internal control over financial reporting of Delcath Systems, Inc. included in its Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Metro Park, New Jersey

June 7, 2012